EXHIBIT 99.1
                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

NEWS RELEASE                                                        MAY 10, 2006

                      FSI FIRST QUARTER FINANCIALS EXPECTED

VICTORIA, BRITISH COLUMBIA, MAY 10, 2006 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of cost effective, biodegradable and environmentally safe water and energy conservation technologies. FSI's water evaporation control products are used to reduce water loss in arid climates, reduce energy loss from public and private swimming pools and, cause spreading of desired particles across water surfaces. The Company's bio-polymers are utilized in agricultural nutrient uptake, oil industry scale prevention and as suspension agents in the detergent industry. The Company will announce first quarter financial results on May 15, 2006, after market close.

A conference call is scheduled for 8:30am Pacific Time, 11:30am Eastern Time on Tuesday, May 16, 2006. CEO, Dan O'Brien will be attending the conference call to answer questions. To pre-register to participate in the conference call, please call our office (800 661 3560) for the dial in number.

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Ecosavr product targets the residential swimming pool market.
The Company's Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

SAFE HARBOR PROVISION
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


                        FLEXIBLE SOLUTIONS INTERNATIONAL
                615 DISCOVERY STREET, VICTORIA, BC V8T 5G4 CANADA

                                                                Company Contacts

                                                                     JASON BLOOM
                                                              Tel:  250.477.9969
                                                        Toll Free:  800.661.3560
                                                               Fax: 250.477.9912
                                               Email: info@flexiblesolutions.com


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